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EXHIBIT NO. 12.

Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges

                                                                             12 months ended December 31,
                                                                       2001           2000            1999
                                                                 -----------------------------------------------
                                                                               (Dollars in Thousands)
Earnings

Income (loss) before income taxes                                       $47,258         $43,514        $(13,651)
Plus debt expense                                                        16,908          17,584          17,466
Plus allowance for borrowed
  funds used during construction                                          3,665           3,315           2,677
Plus interest portion of rental expense                                     369             367             173
                                                                 -----------------------------------------------
                                                                        $68,200         $64,780        $  6,665
                                                                 ===============================================

Fixed Charges

Debt expense                                                            $16,908         $17,584        $ 17,466
Plus allowance for borrowed
   funds used during construction                                         3,665           3,315           2,677
Plus interest portion of rental expense                                     369             367             173
                                                                 -----------------------------------------------
                                                                        $20,942         $21,266        $ 20,316
                                                                 ===============================================

Ratio of Earnings to Fixed Charges (1)                                     3.26            3.05            0.33

(1) For the purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and losses from reacquiring debt, and the interest portion of rental costs, estimated at 50% for the purpose of this calculation.